Exhibit 5.4
October 21, 2008
The Goldman Sachs Group, Inc.,
   85 Broad Street,
     New York, New York 10004.
Ladies and Gentlemen:
     We refer to the General Guarantee Agreement, dated October 21, 2008 (the “Guarantee Agreement”), by The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), which is being filed as Exhibit 4.85 to the Post-Effective Amendment referenced below. We understand that Goldman Sachs Bank USA, a Utah corporation and a subsidiary of the Guarantor (“GS Bank”), intends to issue, offer and sell certificates of deposit from time to time, either directly or to or through affiliated financial institutions, and that those certificates of deposit would be subject to the Guarantee Agreement.
     We are acting as counsel to the Guarantor in connection with the filing today by the Guarantor of Post-Effective Amendment No. 1 to the Guarantor's Registration Statement on Form S-3 (File no. 333-154173) (as so amended, the “Amended Registration Statement”) under the Securities Act of 1933 (the “Act”). The Amended Registration Statement registers the guarantees by the Guarantor, upon the terms and subject to the conditions set forth in the Guarantee Agreement (the “Guarantees”), of the obligations of GS Bank under certain certificates of deposit identified as “specified CDs” in the prospectus dated October 21, 2008 contained in the Amended Registration Statement (the “Specified CDs”).
     In connection with the filing of the Amended Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Guarantor’s Board of Directors authorizing the issuance of the Guarantees (collectively, the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Amended Registration

The Goldman Sachs Group, Inc.
Statement has become effective under the Act, and when any Specified CDs are issued, offered and sold by GS Bank as contemplated in the prospectus dated October 21, 2008 contained in the Amended Registration Statement, the Guarantees of such Specified CDs will constitute valid and legally binding obligations of the Guarantor with regard to any holder of such Specified CDs who relies on the Guarantees, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this opinion, we have assumed that each Specified CD, when issued, offered and sold by GS Bank, will have been duly paid for and that the issuance, offer and sale thereof will not violate any applicable law.
     We note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. We note that GS Bank is organized under the laws of the State of Utah, and we are expressing no opinion as to the Specified CDs or the obligations of GS Bank thereunder.
     We have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by us to be responsible. We have assumed, without independent verification, that the signatures on all documents examined by us are genuine. We have further assumed that, when each Specified CD is issued, offered and sold by GS Bank, the authority granted in the Resolutions

The Goldman Sachs Group, Inc.
will remain in effect and no Guarantee will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time; that there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Guarantees; that the Guarantee Agreement will not have been amended or terminated in any manner relevant to the Specified CDs; and that the performance by the Guarantor of its obligations under the Guarantees will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor and will not result in a default under or breach of any agreement or instrument then binding upon the Guarantor.
     We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the references to us under the heading “Validity of Our Guarantees” in the prospectus relating to the Guarantees contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP